                                                                      Exhibit 10

                     [LETTERHEAD OF ENVIROGEN APPEARS HERE]

                                    October 20, 1997

Dr. Harcharan S. Gill
10 Banff Drive
Lawrenceville, NJ 08648

Dear Harch:

     This is to confirm that the Board of Directors of Envirogen, Inc. (the "Company") has accepted your resignation as President, Chief Executive Officer and director of the Company, effective as of October 20, 1997.

     The Company agrees to make severance payments and provide certain other benefits to you on the following terms and conditions;

     1. During the 18-month period commencing on the date hereof, the Company will pay to you severance pay, bi-weekly, at a rate equal to your current salary less any and all taxes and other withholdings required to be made by the Company on your behalf.

     2. You shall be eligible to receive a bonus based upon the obtainment of corporate and individual performance goals previously fixed by the Board of Directors of the Company with respect to the fiscal year ending December 31, 1997, the award, timing and amount of such bonus to be determined by the Board of Directors of the Company in its sole discretion; provided that the amount of bonus, if any, shall be equal
                      --------
          to five-sixths of the amount that otherwise would have been awarded had your employment as Chief Executive Officer of the Company continued through December 31, 1997.

     3. During the 12-month period commencing on the date hereof, the Company will continue all health insurance benefits maintained by it for your benefit on the date hereof. In addition, the Company will continue all such health insurance benefits during the six-month period following the expiration of the period in the immediately preceding sentence, unless and until during such six-month period you are employed by another employer and are eligible to receive generally comparable health insurance benefits from such employer.

     4. All amount currently vested in your account under the Company's 401(k) plan shall continue to be vested after the date hereof.

     5. In accordance with the terms of the Company's 1990 Incentive Stock Option and Non-Qualified Stock Option Plan, you have been granted certain options to purchase shares of the Company's common stock. You shall have the right to exercise, at any time prior to 30 days after the date hereof, the portion of such options that are vested on the date hereof, it being agreed that the portion of such options that would vest between the date hereof and October 20, 1998 are now vested and exercisable. All other options that have not vested in accordance with the terms thereof or as set forth in this letter shall be null and void.

6. The parties agree that, with respect to inquiries from prospective employers or others, Envirogen will provide your position, dates of employment, and reason for separation as voluntary resignation, except as additional information may be required by law.

7. The parties agree that they will not hereafter discuss or disclose the circumstances surrounding your separation from employment or other information related to your employment by Envirogen except as required by law, except that Envirogen shall issue a press release in the form attached hereto as Exhibit A and shall file as soon as practicable a Current Report on Form 8-K with the Securities and Exchange Commission pursuant to which this letter will be filed as an exhibit. In addition, the parties and their respective representatives agree and warrant that they will not make any statement or undertake any action which may injure, adversely affect, or disparage the other's reputation, name, property, goodwill, or business interests or, in the case of Envirogen, those of its officers, directors, owners, employees, representatives and agents.


8. In exchange for the consideration set forth herein, you, for yourself and all of your dependents, heirs, executors, administrators, legal representatives, assigns and agents, do hereby remise, release and forever discharge Envirogen and each and every of its predecessors, successors, parents, subsidiaries, affiliates, assigns, directors, officers, shareholders, employees or agents, both current and former (the "Released Parties"), of and from every claim, demand, right of action or cause of action whatsoever, and from all debts, obligations, costs (including but not limited to attorney's fees), expenses, damages, losses and liabilities whatsoever, whether known or unknown, that you ever had, now have, or hereafter may have against the Released Parties arising out of or relating to any matter, thing, or event occurring up to and including the date hereof, including but not limited to any claim related in any way to your employment or separation therefrom and claims for employment discrimination or wrongful discharge or which otherwise arise under the New Jersey Law Against Discrimination, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the New Jersey Wage Payment and Collection Law or any other federal, state or local statute, regulation or ordinance or common law action or theory. You also agree never to institute a claim against or sue the Released Parties concerning any potential claim described above.

9. This Agreement is intended to supersede any and all other agreements relating to your employment with the Company, including the Employment Agreement dated as of June 1, 1996 between you and the Company, except that all sections 4, 5 and 11 thereof shall remain in full force and effect and continue only during the 18-month period commencing on the date hereof.


                                       2
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  10.     The term "Company" shall mean Envirogen, Inc. and any of its subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this agreement to its successors and assigns and all covenants and agreements herein shall inure to the benefit of and be enforceable by such successors or assigns.

     If the foregoing is acceptable to you, please so indicate by signing the enclosed copy of this letter and returning the same to me.


                                               Very truly yours,


                                               ENVIROGEN, INC.




                                               By: /s/ William C. Smith
                                                   -----------------------------

                                               Title:      Chairman
                                                      --------------------------



Accepted and Agreed to
this 20th day of October, 1997


/s/ Harcharan S. Gill
-----------------------------
Harcharan S. Gill

                                                                     Exhibit A
                                                                     ---------

                    [LETTERHEAD OF ENVIROGEN APPEARS HERE]


                             FOR IMMEDIATE RELEASE



                        ENVIROGEN Announces Interim CEO

     Lawrenceville, NJ (October 20, 1997): Envirogen, Inc. (ENVIROGEN) announced that Harcharan S. Gill, currently President and Chief Executive Officer, has elected to resign as an officer and director of the Company, effective today.

     Mr. William C. Smith, Chairman of the Board, has been elected interim CEO while a search for a new President and CEO is being conducted by a committee of the Board.

     ENVIROGEN (NASDAQ:ENVG) is a leading technology-based environmental systems and services company that provides solutions to industrial effluent and hazardous waste remediation problems. The Company also designs and implements integrated systems for the on-site treatment of organic contaminants from soils and groundwater.

     For further information, contact:
            Envirogen, Inc.
            William C. Smith
            Princeton Research Center
            4100 Quakerbridge Road
            Lawrenceville, NJ 08648
            (609) 936-9300